LEASE
between
LANDLORD:
REGIONAL INDUSTRIAL DEVELOPMENT CORPORATION
OF SOUTHWESTERN PENNSYLVANIA
and
TENANT:
TOLLGRADE COMMUNICATIONS, INC.

i

EXHIBITS
A — Legal Description of Leased Premises
B — Drawing of Leased Premises
C — Capital Items
D — Rules and Regulations
E — Tenant Lease Estoppel Certificate

EXHIBIT 10.1
LEASE
     THIS LEASE (this “Lease”) is made and entered into this 31st day of August, 2005 (the “Execution Date”), by and between REGIONAL INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTHWESTERN PENNSYLVANIA, a Pennsylvania nonprofit corporation (“Landlord”), and TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (“Tenant”), but shall be deemed to be effective as of January 1, 2005.
RECITALS
     WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated August 5, 1993, as amended (the “Original Lease”), pursuant to which Tenant occupies the entirety of that certain building known as Harmar Industrial Manor located as 493 Nixon Road, Cheswick, PA 15024 (the “Building”); and
     WHEREAS, in order to reflect numerous desired changes to the Original Lease, Landlord and Tenant desire that this Lease supersede and replace the Original Lease in its entirety.
     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant covenant and agree as follows:
1. DEFINITIONS
As used in this Lease, the following terms shall have the meanings set forth below or in the Section of this Lease referred to, unless the context otherwise requires:
Additional Rent: As defined in Section 5.1.
Base Rent: As defined in Section 4.1.1.
Building: As defined in the Recitals hereto.
Capital Items: As defined in Section 2.2.
Casualty: As defined in Section 17.1.
CERCLA: As defined in Section 22.1.1.
Commencement Date: As defined in Section 3.1.1.
Environmental Laws: As defined in Section 22.1.1.
Event of Default: As defined in Section 18.1.

Final Walk-Through: As defined in Section 16.
Hazardous Substances: As defined in Section 22.1.2.
HSCA: As defined in Section 22.1.1.
Initial Term: As defined in Section 3.1.1.
Initial Term Base Rent: As defined in Section 4.1.1.
Initial Walk-Through: As defined in Section 16.
Land: As defined in Section 2.1.
Late Rate: As defined in Section 4.3.
Laws: As defined in Section 8.1.
Leased Premises: As defined in Section 2.1.
Mold Conditions: As defined in Section 12.4.1.
Obligation: As defined in Section 23.3.
Operation and Maintenance Costs: As defined in Section 6.3.
Original Lease: As defined in the Recitals hereto.
Prepaid Taxes: As defined in Section 6.1.3.
Punch List Items: As defined in Section 16.
RCRA: As defined in Section 22.1.1.
Renewal Notice: As defined in Section 3.2.2.
Renewal Term: As defined in Section 3.2.1.
Renewal Term Base Rent: As defined in Section 4.1.2.
Rent: As defined in Section 5.1.
Rentable Square Feet: As defined in Section 2.1.
Rules and Regulations: As defined in Section 8.2.

Taxes: As defined in Section 6.1.1.
Tenant’s Improvements: As defined in Section 13.1.
Term: As defined in Section 3.1.1.
Termination Date: As defined in Section 3.1.
Utility Costs: As defined in Section 6.2.
2. PREMISES
2.1 Description. The leased premises shall consist of the Building together with all appurtenances thereto including, without limitation, the land upon which the Building is situated (the “Land” and together with the Building, the “Leased Premises”). The Building contains One Hundred Eleven Thousand Six Hundred (111,600) square feet of space (“Rentable Square Feet”). The legal description of the Land is attached hereto and incorporated herein as Exhibit A. A drawing depicting the Leased Premises is attached hereto and incorporated herein as Exhibit B.
2.2 Demise. For and in consideration of payment of Rent and performance of other obligations hereunder and intending to be legally bound, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease and take from Landlord, the Leased Premises. No personal property or equipment of Landlord shall be part of the Leased Premises. Except for Landlord’s obligations as set forth in Section 12.1, the items described on Exhibit C attached hereto and incorporated herein and any latent defects related thereto (“Capital Items”) and any latent defects otherwise related to the Leased Premises, and to the extent the Leased Premises are in compliance with applicable Laws, Tenant hereby accepts the Leased Premises in its “AS IS, WHERE IS” condition “WITH ALL FAULTS”.
3. TERM
3.1 Initial Term.
3.1.1 Commencement/Termination. The initial term of this Lease (the “Initial Term”) shall be deemed to have commenced as of 12:01 A.M. on January 1, 2005 (the “Commencement Date”) and shall expire as of 11:59 P.M. on June 30, 2007 (the “Termination Date”), unless the Initial Term is extended as provided in Section 3.2.1 hereof. The Initial Term and the Renewal Term (as defined herein) are sometimes hereinafter collectively referred to as the “Term.”
3.2 Renewal Term.
3.2.1 Renewal Option. Tenant shall have the option to renew this Lease for two (2) years following expiration of the Initial Term (the “Renewal Term”), provided: (i) that this Lease is in full force and effect immediately prior to the date of the commencement of the Renewal Term; and (ii) that there is no then-existing Event of Default under any of the provisions herein.

3.2.2 Exercise. Such renewal option shall be exercised by Tenant serving on Landlord written notice to that effect not later than six (6) months prior to the expiration of the Initial Term (the “Renewal Notice”). The Renewal Notice given by Tenant shall be irrevocable and shall constitute an agreement between the parties for a renewal of this Lease. If Tenant fails to exercise its renewal option on or before such time period, Tenant waives its renewal option. Subject to Section 3.3 below, if this Lease or the right of occupancy of Tenant hereunder shall have expired or come to an end pursuant to any of the provisions of this Lease, all rights of Tenant to renew shall be deemed terminated automatically.
3.2.3 Terms. Said renewal shall be upon the same terms, covenants, conditions and limitations as provided in this Lease, except that the Renewal Term Base Rent shall be the amount set forth in Section 4.1.2.
3.3. Holdover. If Tenant occupies the Leased Premises after the expiration of (a) the Initial Term, absent an exercise of its renewal rights hereunder, or (b) the Renewal Term, as the case may be, this Lease and all of its terms, provisions, conditions, covenants, waivers, remedies and any and all of Landlord’s rights herein specifically given and agreed to, shall be in force for one month thereafter and thereafter from month to month.
4. RENT
4.1 Amount.
4.1.1 Initial Term Base Rent . Tenant shall pay Base Rent to Landlord during the Initial Term beginning on the Commencement Date and on the first business day of each successive calendar month, in advance and without demand. The Base Rent for the Initial Term (“Initial Term Base Rent”) shall be Four Hundred Eighteen Thousand Five Hundred Dollars and No Cents ($418,500.00) per year, payable in equal monthly installments of Thirty-Four Thousand Eight Hundred Seventy-Five Dollars and No Cents ($34,875.00). Landlord acknowledges that for the period January 1, 2005 to September 30, 2005 (the “Stub Period”), it has received Base Rent payments from Tenant in an amount equal to Four Hundred Ninety Seven Thousand One Hundred Seventy-Eight Dollars and No Cents ($497,178.00) which represents an overpayment of Base Rent of One Hundred Eighty-Three Thousand Three Hundred Three Dollars and No Cents ($183,303.00) during the Stub Period. Tenant shall be credited such amount less the amount of Prepaid Taxes (as defined in Section 6.1.3), Insurance Costs (as defined in Section 10.1.1.2) and Operation and Maintenance Costs (as defined in Section 6.3) incurred by Landlord as set forth herein. Such credit amounts to Seventy-Nine Thousand Eighty-Four Dollars and Ninety-Eight Cents ($79,084.98) which will be applied to the Base Rent for the months of October, November and December of 2005. Accordingly, the next Base Rent payment due to Landlord shall be Twenty-Five Thousand Five Hundred Forty Dollars and Two Cents ($25,540.02) which shall be due and payable on December 1, 2005.
4.1.2 Renewal Term Base Rent. Tenant shall pay Base Rent to Landlord on the first day of each month during the Renewal Term, in advance and without demand. The Base Rent for the Renewal Term (“Renewal Term Base Rent”) shall be an amount equal to Four Hundred Twenty-Six Thousand Eight Hundred Seventy Dollars and No Cents ($426,870.00) per each twelve (12)

month period of the Renewal Term, payable in equal monthly installments of Thirty-Five Thousand Five Hundred Seventy-Two Dollars and Fifty Cents ($35,572.50).
4.2 Place and Method of Payment. Tenant agrees to pay Base Rent (whether for the Initial Term or for the Renewal Term), in monthly installments, on or before the first business day of each month throughout the Term. Base Rent must be received by Landlord, on the first business day of each month by either (a) wire transfer to Landlord’s account at Dollar Bank, account # 266-587-7127, Dollar Bank, ABA # 243-074-385, or (b) by check made payable to Landlord, which shall be delivered or mailed, postage prepaid, to Regional Industrial Development Corporation of Southwestern Pennsylvania, Post Office Box 3830, Pittsburgh, PA 15230-3830, or to such other account or address as Landlord may specify from time to time.
4.3 Late Charge. If any installment of Rent, or any other sum due from Tenant shall not be received by Landlord within ten (10) days after the due date, then Tenant shall pay Landlord a late charge for each month or partial month that such amount is overdue equal to the overdue amount of any Rent or other sum that is due and payable to Landlord multiplied by FIVE PERCENT (5%) (the “Late Rate”). Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.
5. ADDITIONAL RENT
5.1 Payment. In addition to Base Rent, Tenant shall pay all Taxes, Utility Costs, insurance costs and Operation and Maintenance Costs related to the Leased Premises (collectively, the “Additional Rent”). To the extent that Tenant is required to pay any items of Additional Rent directly to Landlord, following receipt of appropriate documentation of such items from Landlord, Additional Rent shall be payable by Tenant in the same manner as Base Rent pursuant to Subsection 4.2 above without demand. Tenant’s failure to pay any such Additional Rent shall entitle Landlord to the same remedies available for non-payment of Base Rent. Base Rent and Additional Rent are herein collectively referred to as “Rent”. Additional Rent shall not include: (a) depreciation, interest, or amortization on any mortgage encumbering the Leased Premises, (b) legal fees incurred in negotiating and enforcing this Lease or any sublease or assignment hereof, (c) expenses incurred in leasing or procuring new lessees including, real estate brokers’ leasing commissions and advertising, (d) costs of any items to the extent Landlord receives reimbursement for same from insurance proceeds or a third party, (e) interest, principal, attorney fees, costs of environmental investigations or reports, points, fees, and other lender costs and closing costs on any mortgage or mortgages or other debt instrument encumbering any portion of the Leased Premises, (f) costs of (i) Landlord’s accounting and legal matters which may, include, without limitation, (A) defending or prosecuting any lawsuit with any mortgagee, lender, broker, tenant, occupant, or prospective tenant or occupant, (B) selling or syndicating any of Landlord’s interest in the Leased Premises, and (C) disputes between Landlord and Landlord’s property manager, if any; (g) wages, salaries, and other compensation paid to any employee or independent contractor of Landlord, including Landlord’s property manager, if any; (h) costs or penalties incurred by Landlord because the Leased Premises violates any valid, applicable building code, regulation, or law in effect and as interpreted by government authorities before the date hereof; and (i) fines, penalties, interest, and the costs of repairs, replacements, alterations, or improvements necessary to make all or any portion of the Leased Premises comply with applicable past laws in effect and as interpreted by government authorities before the date hereof, such as sprinkler installation or requirements under the Americans With Disabilities Act of 1990 (42 USC ss. 12101-12213). Tenant shall have the right to audit Landlord’s books and records relating to the calculation of Additional Rent and Landlord shall reimburse Tenant for any overcharge. In the event it is determined as a result of such audit that Landlord overcharged Tenant by more than five percent (5%), Landlord will reimburse Tenant for the cost of such audit.
6. TAXES, UTILITIES AND OPERATION AND MAINTENANCE COSTS
6.1 Taxes. “Taxes” shall mean all taxes pertaining to the Leased Premises, including all federal, state and local governmental ad valorem real estate taxes, assessments and charges of every kind or nature, including, but not limited to, any municipal Business Privilege Tax, Neighborhood Improvement District Tax, and Business Improvement District Tax, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operations of the Leased Premises. For purposes hereof, Taxes for any year shall be Taxes which are assessed for such year. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord with respect to such year and all payments in such year shall be paid so as to take advantage of any discount. In the event that Landlord receives a tax refund, Landlord shall immediately notify Tenant in writing of such tax refund. Taxes shall not include any federal, state or local use, franchise, capital stock, inheritance, general income, gift or estate taxes except as provided below.
6.1.1 Change in Method of Taxation. If at any time during the Term hereof the methods of taxation prevailing at the commencement of the Term hereof shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of the real estate taxes or assessments now levied, assessed, or imposed upon the Leased Premises, there shall be levied, assessed, or imposed any form of assessment, tax, license fee, license tax, business license fee, business license tax, excise tax, commercial rental tax, levy, charge, penalty, or other imposition by the federal or state government, any political subdivision, municipality, school district, or other taxing or assessing body or assessing body, which constitutes (1) a tax, levy, assessment, fee, imposition or other charge upon the Rent payable hereunder, the Landlord’s right to rent or other income from the Building or upon the Landlord’s business of leasing the Leased Premises; or (2) a tax, levy, assessment, fee, imposition or other charge allocable to or measured, in whole or in part, by the area of the Building or the Leased Premises or the Rent payable hereunder; or (3) a tax, levy, assessment, fee, imposition or other charge upon this transaction or any document related thereto, or upon the status of Landlord or Tenant as such; or (4) any tax, levy, assessment, fee, imposition or other charge upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy of the Building or the Leased Premises; then all such taxes, assessments, levies, impositions and charges or the part thereof so measured or based, which are in lieu of or a substitute for the whole or any part of the real estate taxes or assessments now levied, assessed or imposed on the Leased Premises or the Leased Premises shall also be included in the definition of the term “Taxes.”

6.1.2 Tax Assessment Appeal Rights. In the event that the Leased Premises is reassessed for Tax purposes during the Term, Landlord hereby authorizes Tenant to appeal any tax reassessment for and on its behalf using counsel of Tenant’s choice. If Tenant elects not to appeal a tax reassessment, Landlord shall have the right to do so at its sole cost and expense provided that Landlord periodically provide Tenant with information relating to the appeal. In the event a governmental authority institutes proceedings for the purposes of challenging the current assessment or any reassessment, Landlord shall immediately notify Tenant and shall give Tenant the option of either jointly defending the challenge with Landlord or defending the challenge for and on behalf of Landlord.
6.1.3 Prorated Taxes. Tenant acknowledges and agrees that prior to the Execution Date, Landlord has paid Seventy-Seven Thousand Eight Hundred Eighty-Nine Dollars and Sixteen Cents($77,889.16) for certain Taxes applicable to the years 2005 and 2006 which were not payable or paid by Tenant under the Original Lease (“Prepaid Taxes”). In order to comply with Section 5.1 hereof, Tenant shall reimburse Landlord for the amount of Prepaid Taxes in accordance with Section 4.1.1 above.
6.2 Utilities. “Utility Costs” shall mean the cost of all utilities serving the Leased Premises, including, without limitation, gas, steam, water, sewer, electricity, power, heating, lighting, air-conditioning and ventilation consumed by the Leased Premises and the servicing thereof.
6.3 Maintenance and Operations. The expenses for maintaining and operating the Leased Premises (hereinafter referred to as “Operation and Maintenance Costs”) shall be deemed to mean any and all expenses, costs and disbursements incurred during such operating year in respect of the operation, maintenance, servicing and repair of the Leased Premises except for expenses related to (i) improvements, repair or maintenance to the exterior walls, roof and foundation of the Building (ii) Capital Items (as described in Exhibit C hereto), and (iii) the items stated in the last sentence of Section 5.1 hereof. Landlord shall be solely responsible for the expenses related to items (i), (ii) and (iii). Tenant acknowledges and agrees that prior to the Execution Date, Landlord has paid Eight Thousand Eight Hundred Thirteen Dollars and Eighty-Six Cents ($8,813.16) for certain Operation and Maintenance Costs applicable to the calendar year 2005 which were not payable by Tenant under the Original Lease. In order to comply with Section 5.1 hereof, Tenant shall reimburse Landlord for said amount of Operation and Maintenance Costs in accordance with Section 4.1.1 above.
7. USE AND OCCUPANCY
7.1 Use. Tenant will not engage nor will Tenant permit any person, corporation or other entity to engage upon the Leased Premises in any trade or occupation which is in violation of law. Tenant shall use the Leased Premises for the purpose of conducting its business operations which includes light manufacturing operations and adjunct uses, such as storage and related office activities. Tenant shall not use or occupy the Leased Premises for any other purpose or business without the prior written consent of Landlord which such consent shall not be unreasonably withheld, conditioned or delayed. The Leased Premises shall not be used for retail sales or displays for such purposes, nor shall Tenant install an automated teller machine within the Leased Premises. Product displays will be permitted provided the same cannot be seen from the outside of the Leased Premises. Tenant covenants and agrees that no more than the maximum number of occupants allowed by applicable Law shall occupy the Leased Premises at any time.
7.2 Equipment and Personal Property. Tenant may bring such equipment, furniture, trade fixtures or other personal property into the Leased Premises as may be required for its business, including, without limitation, special HVAC units (including Liebert temperature and humidity control system or the equivalent thereof). Title to such personal property shall at all times be vested in Tenant. Such personal property shall not be of an unusual size, type, or weight so as to adversely affect the Leased Premises.
8. COMPLIANCE WITH LAWS AND OTHER OBLIGATIONS
8.1 Compliance with Laws. Tenant will, at Tenant’s expense, observe and comply with all laws, orders, regulations, rules, and requirements of federal, state and local governments or any subdivision, agency or authority thereof, including, but not limited to, the Americans with Disabilities Act (the “Laws”), applicable to the Leased Premises to the extent such Laws pertain to the manner in which Tenant uses the Leased Premises; provided, however, Tenant shall have no obligation to make structural changes to the Leased Premises required as a result of any change in Law enacted or becoming effective prior to or during the Term. Without limiting the foregoing, Tenant agrees that it shall not, nor shall it permit or suffer any subtenant, occupant or other user of the Leased Premises to engage in any activity that could result in any liability, cost or expense under any Environmental Laws (as hereinafter defined) or any other law or regulation. Except for, and to the extent of, Landlord’s gross negligence, willful misconduct or failure to comply with the terms of this Lease, Tenant will indemnify and save harmless Landlord from any liability, damage or expense (including reasonable attorney’s fees and expenses) arising from Tenant’s failure to comply with this Section 8.
8.2 Rules and Regulations. Tenant will observe and comply with the Rules and Regulations for the Building (the “Rules and Regulations”) contained on Exhibit D attached hereto and made a part hereof by reference and as the same may be amended from time to time. The Rules and Regulations standards shall apply to Tenant and its employees, agents, licensees, invitees, permitted subtenants and contractors.
9. INDEMNIFICATION
9.1 Tenant Indemnification. Tenant shall indemnify, hold harmless and defend Landlord from and against any and all costs, expenses (including reasonable attorney’s fees and court costs), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind asserted by or on behalf of any person or governmental authority, arising out of or in any way connected with, and Landlord shall not be liable to Tenant on account of, (i) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of this Lease required to be performed by Tenant, (ii) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority relating to the use and occupancy of the Leased Premises, or (iii) any accident, death or personal injury, or damage to, or loss or theft of, property, which shall occur in or about the Leased Premises, except as the same may be caused solely by the gross negligence or intentional wrongdoing of Landlord, its employees or agents or failure of Landlord to observe its covenants hereunder.
9.2 Landlord Indemnification. Landlord shall indemnify, hold harmless and defend Tenant from and against any and all costs, expenses (including reasonable attorney’s fees and court costs), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind asserted by or on behalf of any person or governmental authority, arising out of or in any way connected with, and Tenant shall not be liable to Landlord on account of, (i) any failure by Landlord to perform any of the agreements, terms, covenants or conditions of this Lease required to be performed by Landlord, (ii) any failure by Landlord to comply with any statutes, ordinances, regulations or orders of any governmental authority relating to the use and occupancy of the Leased Premises, or (iii) any accident, death or personal injury, or damage to, or loss or theft of, property, which shall occur in or about the Leased Premises, except as the same may be caused solely by the gross negligence or intentional wrongdoing of Tenant, its employees or agents or failure of Tenant to observe its covenants hereunder.
10. INSURANCE
10.1 Tenant’s Insurance.
10.1.1 Coverages. Tenant will, at Tenant’s cost and expense, maintain with insurance companies satisfactory to Landlord during the Term:
10.1.1.1 Liability Insurance. Commercial general public liability insurance on an occurrence basis insuring against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises with minimum combined limits of One Million Dollars ($1,000,000.00) for bodily injury liability and property damage liability. This policy shall be written on a comprehensive basis to provide all major divisions of coverage, including, but not limited to, the following: (1) Leased Premises operations, (2) products and complete operations, (3) personal injury liability, (4) broad form property damage, and (5) fire legal liability.
10.1.1.2 All Risk Insurance. Insurance covering the Leased Premises, all trade fixtures and personal property in or on the Leased Premises, in an amount not less than one hundred percent (100%) of their actual replacement cost, providing protection against all risks of direct physical loss. Notwithstanding the foregoing, the parties acknowledge and agree that prior to the Execution Date, Landlord has solely maintained insurance coverage on the Leased Premises and in connection therewith, Landlord has paid Seventeen Thousand Five Hundred Fifteen Dollars and No Cents ($17,515.00) for said insurance coverage for the period January 1, 2005 to September 1, 2005 which was not payable by Tenant under the Original Lease (“Insurance Costs”). In order to comply with Section 5.1 hereof, Tenant shall reimburse Landlord for said Insurance Costs in accordance with Section 4.1.1 above. Additionally, beginning on September 1, 2005, Tenant shall obtain and maintain the insurance described in this Section 10.1.1.2 at its sole cost and expense.

10.1.1.3 Workers’ Compensation. Worker’s compensation insurance in the amounts required by law and employer’s liability insurance in the amount of Five Million Dollars ($5,000,000).
10.1.1.4 Builder’s Risk. During any period of construction by Tenant on the Leased Premises, builder’s risk insurance on a completed value, non-reporting basis for the total cost of such alterations and improvements providing protection against all risks of direct physical loss.
10.1.1.5 Terrorist Acts. Coverage for terrorist acts, if such coverage is commercially, reasonably available, with limits and deductibles satisfactory to Landlord. Such coverage will be deemed commercially, reasonably available if a majority of similarly situated (or comparable) Tenants in the county in which the Leased Premises is located maintain such coverage.
10.2 Requirements. Such insurance coverage (other than workers’ compensation) shall name Landlord as loss payee and an additional insured and shall contain a provision that the same may not be cancelled or reduced without providing Landlord at least thirty (30) days’ prior written notice. All policies shall be procured for periods of not less than one (1) year. Tenant shall deposit with Landlord certificates of such insurance (or copies of policies upon Landlord’s request) at or prior to the commencement of this Lease and thereafter not less than ten (10) days prior to the expiration of such policy or policies. In the event that the Tenant fails to comply with any of the foregoing requirements, and after ten (10) business days notice allowing Tenant an opportunity to cure, Landlord shall be entitled, but not obligated, to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be deemed Additional Rent and shall be paid by Tenant immediately upon written demand therefor by Landlord.
10.3 Waiver of Subrogation. Landlord and Tenant each waives any and all rights of recovery that such party, or any party claiming by, through or under such party by subrogation or otherwise, may have against the other party, or against the officers, employees, agents and representatives of the other party, for loss of, or damage to, such waiving party or its property or the property of others under its control, to the extent any such loss or damage is insured against (or should be insured against pursuant to the terms of this Lease) under any insurance policy in force at the time of such loss or damage. Landlord and Tenant shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and such insurance policies shall contain a provision by which the insurance company specifically waives its right of subrogation with respect to any loss or losses paid thereunder.
11. UTILITIES AND BUILDING SERVICES
11.1 Services and Utilities. Tenant shall promptly pay, as the same become due, all Utilities Costs related to the Leased Premises during the Term, including without limitation, meter, use and/or connection fees, hook-up fees, or standby fees and penalties for discontinued or interrupted service caused by Tenant.
11.2 Snow Removal. Tenant shall be responsible for arranging and paying for snow and ice removal services for the parking lot, roadways, sidewalks and walkways of the Leased Premises.

11.3 Landscaping. Tenant shall be responsible for arranging and paying for landscaping services at the Leased Premises.
12. MAINTENANCE AND REPAIRS
12.1 Landlord’s Obligations. Landlord shall be responsible to maintain and repair the roof, the exterior walls and the foundation of the Leased Premises and shall also be responsible for the maintenance and repair of Capital Items as provided in Exhibit C. If Landlord refuses or neglects to perform the maintenance and repair obligations for which it has responsibility under this Lease, or fails to diligently prosecute the same to completion, after written notice from Tenant of the need therefore, and after a reasonable time thereafter in which to make the same, Tenant may make such repairs at the expense of Landlord and such expense shall be credited against the next payable installment of Rent.
12.2 Tenant’s Obligations. Except as the Landlord is obligated for repairs as provided in Section 12.1, Tenant shall make, at its sole cost and expense, all repairs and replacements necessary to maintain the Leased Premises and shall keep the Leased Premises and fixtures therein, and the parking lots, roadways, sidewalks and walkways which are part of the Leased Premises in neat, clean, and orderly condition. Tenant’s repair and maintenance obligations shall include, but shall not be limited to, all HVAC, plumbing and sewerage facilities within the Leased Premises, fixtures, interior walls and ceiling, floors, windows (including the repairing, resealing, cleaning and replacing of both interior and exterior windows), interior and exterior doors, entrances, plate glass, showcases, skylights, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Leased Premises. Tenant shall also be responsible for all pest control within the Leased Premises, and for all trash removal and disposal for the Leased Premises. Tenant shall obtain HVAC systems preventive maintenance contracts in accordance with manufacturer recommendations and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacements, adjustment of drive belts, oil changes and other preventive maintenance, including maintenance of duct work interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an as-needed basis. Tenant shall have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. Tenant shall also be responsible for any repairs needed due to Tenant’s negligence or misuse. If Tenant refuses or neglects to make any such repairs which are its responsibility hereunder, or fails to diligently prosecute the same to completion, after written notice from Landlord of the need therefor, and a reasonable time thereafter in which to make the same, Landlord may make such repairs at the expense of Tenant and such expense shall be collectible as Additional Rent. Notwithstanding the foregoing, the parties acknowledge and agree that certain portions of the parking lots and roadways on the Leased Premises are in need of replacement as of the date of execution hereof. Landlord further acknowledges and agrees that Tenant shall not be obligated to replace all or any portion of the parking lots and roadways or improve the same beyond their current condition, provided that Tenant shall maintain the condition of the same in at least the same condition as they are in as of the date of execution hereof using methods similar to those used by Landlord for the maintenance thereof prior to the date hereof.

12.3 No Liability. Landlord shall not be liable by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, additions or improvements in or to the Leased Premises or the Building or to any appurtenances or equipment therein except for injuries or interference with Tenant’s business relating to Landlord’s repairs of the items it is required to repair hereunder, including Capital Items.
12.4 Mold.
Tenant shall not install any Tenant’s Improvements or conduct any activities in the Leased Premises that would create any mold (“Mold”) or conditions that reasonably can be expected to give rise to mold (the “Mold Conditions”), including, but not limited to, observed or suspected instances of water damage, mold growth, repeated complaints of respiratory ailment or eye irritation by Tenant’s employees or any other occupants in the Leased Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Leased Premises attributable to Tenant’s Improvements or Tenant’s activities in the Leased Premises. Tenant shall promptly notify Landlord in writing if it suspects Mold or Mold Conditions at the Leased Premises.
In the event of suspected Mold or Mold Conditions at the Leased Premises, Landlord shall have the right to cause an inspection of the Leased Premises to be conducted, during such time as Landlord may reasonably designate, to determine if Mold or Mold Conditions are present at the Leased Premises; provided that Tenant shall have the right to perform its own inspection of the Leased Premises. If it is ultimately determined that Mold or Mold Conditions are present and are exclusively attributable to Tenant’s Improvements or Tenant’s activities in the Leased Premises, Tenant will reimburse Landlord for the cost of such inspection and will pay for the reasonable cost of remediation by Landlord. If it is determined that Mold or Mold Conditions are present and are attributable to Landlord’s failure to perform any of its maintenance and repair obligations hereunder, Landlord will reimburse Tenant for the cost of inspection and will pay for the cost of remediation by Tenant.
13. IMPROVEMENTS
13.1 Tenant’s Improvements. Tenant shall have the right to make any additions, alterations and improvements to the Leased Premises. Any such improvements made by Tenant are collectively referred to as “Tenant’s Improvements”. The installation of all of Tenant’s Improvements shall comply with all insurance requirements and all applicable governmental laws, ordinances, and regulations, and shall be done in a good and workmanlike manner. Tenant shall obtain all necessary permits required by governmental authorities having jurisdiction prior to the commencement of construction of Tenant’s Improvements. In the event that Tenant is required to obtain such a permit(s) to perform the Tenant Improvements, Tenant shall also be required to receive Landlord’s prior approval prior to the commencement of construction of the Tenant Improvements. Landlord shall provide such approval no later then five (5) business days after receiving Tenant’s request for approval and such approval may not be unreasonably withheld, conditioned or delayed.

13.2 Damage to Systems. If any part of the mechanical, electrical or other systems in the Leased Premises (i.e., life safety or automatic fire extinguisher/sprinkler system) shall be damaged by Tenant, its contractors or subcontractors during the performance of the Tenant’s Improvements, Tenant shall promptly notify Landlord and Tenant will promptly repair such damage at Tenant’s expense. In the event that Tenant does not repair such damage within a reasonable period of time (which shall not exceed sixty (60) days), Landlord shall have the right but not the obligation to make any repairs or alterations which Landlord deems necessary for the safety or protection of the Building, or which Landlord is required to make by any court or pursuant to any governmental requirement. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Building shall become Additional Rent payable by Tenant within thirty (30) days of Tenant’s receipt of Landlord’s invoice for the same. In no event shall such damage result in the abatement of any Rent payable hereunder.
13.3 Mechanics Liens. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance (on behalf of or for the benefit of Landlord) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Premises or any part thereof. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding an interest in the Leased Premises or any part thereof through or under the Tenant, and that no mechanic’s or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Leased Premises. Tenant will not file, nor will it permit or suffer any contractor or subcontractor, materialman or mechanic or other person under it to file, nor shall any contractor, subcontractor, materialman or mechanic file any mechanics’ lien or other liens or claims for work done or materials furnished in or about the Leased Premises against the Leased Premises, the Building or the Leased Premises. Unless Landlord otherwise agrees, in writing, prior to the commencement of any work on the Leased Premises, Tenant shall file in the office of the Prothonotary of the county where the Leased Premises is located a waiver of the right to file liens which shall be in the usual form for such waivers, such form to be approved by the Landlord. Landlord’s consent to any such work shall not be deemed to mean that the work is for the benefit of Landlord. Notwithstanding the foregoing, if any mechanics’ or other lien shall be filed against the Leased Premises purporting to be for labor or material furnished or to be furnished at the request of Tenant, then Tenant shall, at its expense, cause such lien to be discharged of record by payment, bonded over or other adequate security provided, within thirty (30) days after the filing thereof. If Tenant shall fail to cause such lien to be discharged of record within such thirty-day period, or, if such lien is contested by Tenant and Tenant fails to provide adequate security for Landlord’s protection; then Landlord may cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto, and Tenant shall, upon demand, reimburse Landlord for all reasonable amounts paid and costs incurred including attorneys’ fees, in having such lien discharged of record.

14. ASSIGNMENT AND SUBLETTING
14.1 Consent Required. Tenant may not assign, transfer, encumber, mortgage or convey this Lease or sublet all or any part of the Leased Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent may be withheld at Landlord’s sole discretion if the proposed assignee or subtenant or its proposed use of the Leased Premises would be in violation of the requirements of any provider of financing for the Leased Premises or any agency having authority over the Leased Premises. Landlord’s refusal to grant consent under this Section 14.1 shall not be deemed an unreasonable withholding of consent if the general reputation or financial position of the proposed assignee or sublessee is unsatisfactory to Landlord after having had the opportunity to review financial and other information relating to the proposed assignee or sublessee and to make any necessary inquiries of the proposed assignee or sublessee. Notwithstanding the foregoing, Tenant shall have the right to assign this Lease to a present or future wholly owned subsidiary or parent or any successor-in-interest of the entire business of Tenant as a result of merger, consolidation, purchase, assignment or operation of law without the consent of Landlord. If Tenant is a corporation, except in cases where all the outstanding voting stock of Tenant is listed on the National Securities Exchange, any change in ownership or power to vote a majority of the outstanding voting stock or any merger, consideration or liquidation involving Tenant shall be deemed an assignment of Tenant’s interest in this Lease. In the event Landlord consents to any assignment or subletting, no such consent shall be deemed to be a consent to any subsequent assignment or sublease. In the event that Landlord consents to an assignment of this Lease to a third party, Tenant shall be relieved of all of its obligations set forth in this Lease. If Landlord consents to any sublet, the sublease shall be subject to the terms and conditions of this Lease, except those terms and conditions relating to Rent, Additional Rent, and any other amount due under this Lease. Any subtenant shall acknowledge that it has reviewed and agreed to all of the terms and conditions of this Lease. Such subtenant shall agree in the sublease not to do, or fail to do, anything that would cause Tenant to violate its obligations under this Lease. The sublease shall (a) require that subtenant shall have no right to exercise any purchase option granted to Tenant in this Lease, (b) contain a waiver of subrogation against Landlord and require subtenant’s insurance policies to acknowledge such a waiver of subrogation, (c) require subtenant to send Landlord copies of any and all notices concerning the subleased space that subtenant is obligated to provide to Tenant, (d) provide that, at Landlord’s option, the sublease shall not terminate in the event this Lease terminates and subtenant shall execute an attornment agreement if Landlord, in its absolute discretion, elects to have the sublease continue beyond the date of the termination of this Lease, (e) provide that subtenant shall have no right (and shall waive any rights it may have) to hold Landlord responsible for any liability in connection with the Leased Premises, including, without limitation, any liability arising from the noncompliance with any federal, state or local laws applicable to the Leased Premises.
15. RIGHTS OF LANDLORD
15.1 Access. Landlord, its employees and agents, upon reasonable notice to Tenant (except in the event of an emergency), shall have the right, but not the obligation, to enter the Leased Premises for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees, or tenants of the Leased Premises or the Building, and making such repairs, alteration, improvement or additions to the Leased Premises as are required of Landlord hereunder. If representatives of Tenant shall not be present to open and permit entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, then Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease.
15.2 Changes. The Landlord reserves the right to change the name of the Building without notice or liability to Tenant.
16. SURRENDER
At the expiration or sooner termination of this Lease, Tenant shall surrender the Leased Premises to Landlord, together with all Tenant Improvements, in broom clean condition and in good order and repair except for ordinary wear and tear and damage by fire or other hazard for which Tenant is obligated to make repairs under this Lease. Tenant shall not be required to restore the Building to its original warehouse design and shall not be liable for any costs that may be incurred by Landlord in doing so. Tenant shall remove from the Leased Premises all of Tenant’s personal property brought onto or into the Leased Premise pursuant to Section 7.2 hereof. Landlord shall have no claim to such personal property as a result of the expiration or sooner termination of this Lease except as provided herein. Any such removal as described in the previous sentence shall not damage the Leased Premises, and to the extent it does so damage the Leased Premises, such damage shall be repaired by Tenant in a good and workmanlike manner. Any personal property or equipment not so removed by Tenant shall be deemed abandoned and, if Landlord elects, shall become the sole property of Landlord. If Landlord elects to remove and dispose of the same, Tenant will reimburse Landlord for the cost of such removal and disposal. Landlord may, in its sole discretion, conduct an inspection of the Leased Premises thirty (30) days prior to the Termination Date (the “Initial Walk-Through”) and an inspection on the Termination Date (“the Final Walk-Through”) in order to determine whether the Leased Premises is in the condition required pursuant to the first sentence of this Section 16 and after the Initial Walk-Through and the Final Walk-Through, Landlord shall note and deliver any punch list items (the “Punch List Items”) which Tenant must repair for the Leased Premises to be in the required condition. In the event that the Leased Premises is not in the condition specified in the first sentence of this Section 16 at the time that Landlord conducts the Final Walk-Through, Tenant shall have a seven (7) day period immediately following the date of such Final Walk-Through to repair the Punch List Items and surrender the Leased Premises in the condition required hereunder. If Tenant has not repaired the Punch List Items and surrendered the Leased Premises in the condition required hereunder prior to the expiration of such seven (7) day period, the Landlord shall make such repairs and send Tenant an invoice for the actual cost of the same. Tenant’s only obligation to Landlord during such seven (7) day period shall be to repair the Punch List Items. All other obligations of Tenant shall terminate as of the Termination Date.

17. DAMAGE TO OR DESTRUCTION OF LEASED PREMISES
17.1 Landlord’s Duty to Repair and Restore. Subject to Section 17.3 below, if all or a part of the Leased Premises is rendered untenantable or inaccessible by damage to all or part of the Building from fire, the elements, accident, or other casualty (collectively, “Casualty”) Landlord shall, at its expense, use best efforts to repair and restore the Leased Premises and/or the Building, as the case may be, to its former condition to the extent permitted by then applicable laws; provided, however, that in no event shall Landlord have any obligation:
17.1.1 To make repairs or restoration beyond the extent of insurance proceeds received by Landlord and Tenant for such repairs or restoration; or
17.1.2 To repair or restore any of Tenant’s personal property, trade fixtures, or alterations.
17.2 Repairs. If Landlord is required to repair damage to the Leased Premises and/or the Building:
17.2.1 This Lease shall continue in full force and effect, but Tenant’s Base Rent and Additional Rent from the date of the Casualty through the date of completion of the repair shall be abated with regard to any portion of the Leased Premises that Tenant is prevented from using by reason of such damage or its repair;
17.2.2 In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from a Casualty or by reason of any repairs to any part of the Building necessitated by the Casualty, and
17.2.3 Tenant shall be obligated to repair, restore or replace trade fixtures and equipment installed by Tenant which may be damaged or destroyed by the Casualty.
17.3 Right to Terminate. Tenant may elect to terminate this Lease following damage caused by any Casualty under the following circumstances:
17.3.1 If Landlord and Tenant agree that the Leased Premises or the Building cannot be repaired and restored under applicable laws within twelve (12) months from the date of the Casualty;
17.3.2 If Landlord and Tenant agree that adequate proceeds are not, for any reason, made available to Landlord from Tenant’s and Landlord’s respective insurance policies to make the required repairs;
17.3.3 If 60% or more of the Leased Premises is damaged or destroyed (including, without limitation, by smoke or water damage);
17.3.4 If 60% or more of the Building is damaged or destroyed (including, without limitation, by smoke or water damage), regardless of whether the Leased Premises are damaged or destroyed; or

17.3.5 If the Casualty occurs during the last twelve (12) months of the Term.
17.4 Notice of Termination. If any of the circumstances described in Section 17.3 above occur or arise, Tenant shall notify Landlord in writing of that fact within one hundred twenty (120) days after the date of the Casualty and in such notice Tenant shall also advise Landlord whether Tenant has elected to terminate this Lease. With respect to Sections 17.3.1 and 17.3.2, if Landlord and Tenant cannot agree as to the restoration period or adequacy of insurance proceeds within thirty (30) days after the occurrence of the Casualty, the parties shall submit their dispute to a third-party mediator to be agreed upon by the parties within forty-five (45) days after the occurrence of the Casualty. Such third-party mediator shall make a determination with respect thereto which shall be final and binding on the parties. The parties shall share equally the cost of the mediator.
18. DEFAULT; REMEDIES OF LANDLORD
18.1 Tenant’s Defaults. The occurrence of any of the following shall constitute an event of default (“Event of Default”) under this Lease:
18.1.1 If Tenant shall fail to pay Rent to Landlord or any other financial obligation hereunder to Landlord or a third party when the same is due and payable under the terms of this Lease and such failure shall continue for a period of ten (10) days after due, or
18.1.2 The Tenant shall fail to perform any other duty or obligation imposed upon it by this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof has been given to Tenant by Landlord, unless such default cannot be reasonably remedied within thirty (30) days after receipt of Landlord’s notice, in which event Tenant shall have such additional time as may be reasonably necessary to remedy such default, or
18.1.3 The Tenant shall be adjudged bankrupt, or shall make a general assignment for the benefit of its creditors, or
18.1.4 A receiver of any property of Tenant in or upon the Leased Premises is appointed in any action, suit, or proceeding by or against Tenant and such appointment shall not be vacated or annulled within ninety (90) days, or
18.1.5 The interest of Tenant in the Leased Premises shall be sold under execution or other legal process, or
18.1.6 Tenant shall fail to assume or reject this Lease within thirty (30) days after an order for bankruptcy relief has been entered against Tenant, or
18.1.8 Tenant shall vacate or abandon the Leased Premises.
18.2. Landlord Remedies. Upon the occurrence of an Event of Default, Landlord shall have the right to re-enter and repossess the Leased Premises and/or any part thereof, and thereupon, at Landlord’s option, this Lease shall terminate without prejudice, however, to the right of Landlord to recover from Tenant all rent due and unpaid up to the time of such re-entry. In the event of re-entry, if Landlord does not elect to terminate this Lease, Landlord shall use best efforts to relet all or any portion of the Leased Premises for the remainder of the Term, for the highest rent then obtainable, and Tenant shall be liable to Landlord and Landlord shall have the right to recover from Tenant the difference between the Rent for the remainder of the Term and the amount obtained through such reletting. For the purposes of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Premises to the extent deemed desirable by Landlord, and the cost of such decoration, repairs, changes, alterations or additions, as well as any brokerage and legal fees expended by Landlord, shall be paid from rents collected from any resultant letting of the Leased Premises, and the balance if any thereof shall be credited against Rent due hereunder as aforesaid.
18.3 Remedies Cumulative. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others. Each right and remedy may be exercised concurrently with other remedies and rights of Landlord at law or in equity and shall survive any expiration or termination of this Lease. The receipt of Rent after default or after judgment or after execution shall not deprive Landlord of other actions against Tenant for possession or for Base Rent or Additional Rent or other changes or expense or for damages.
18.4 Additional Costs. Each party hereby agrees to pay reasonable attorneys’ fees and disbursements and all other reasonable court costs or expenses which the other party may incur or pay by reason of, or in connection with any default(s) by the former party (the “defaulting party”) in the observance or performance of any obligation under this Lease including, but not limited to, matters involving payment of Base Rent and/or Additional Rent, alterations or other Tenant’s work and subletting or assignment, provided that the other party secures a final judgment against the defaulting party for such default(s).
18.5 Landlord’s Defaults. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by Landlord hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event Landlord does not perform within a reasonable time after such notice, Tenant’s sole remedy is to commence legal proceedings hereunder. Tenant shall have no right to terminate this Lease or to perform on Landlord’s behalf.
19. EMINENT DOMAIN
19.1 Total or Partial Taking. If the whole of the Leased Premises shall be condemned or taken either permanently or temporarily for any public or quasipublic use or purpose, under any statute or by right of eminent domain, or by private purchase in lieu thereof, then in that event, the term of the Lease shall cease and terminate from the date of title vesting in such proceeding or purchase and Tenant shall have no claim against Landlord for the value of any unexpired term of said Lease, and shall release unto Landlord any such claim it may have against the condemnor for such value. In the event only a portion only of the Leased Premises shall be so taken, Landlord or Tenant may elect to terminate this Lease from the date of title vesting in such proceeding or purchase. If this Lease is not terminated, Landlord shall repair and restore, at its own expense, the portion not taken and thereafter the Rent shall be reduced proportionately to the portion of the Leased Premises taken. If Landlord elects to terminate in the event of a partial taking and thereafter restores the Leased Premises, Tenant shall have a right of first refusal to re-let the Leased Premises on substantially the same terms as herein provided.
19.2 Award. Tenant shall have the right to claim and recover from the condemning authority such compensation as may be awarded or recoverable by Tenant in its own right on account of any and all damages to Tenant’s equipment, personal property, furniture, and removable trade fixtures, and Tenant’s relocation costs; but Tenant’s rights, as stated hereinabove, shall not include any right to any value attributed to the unexpired term of this Lease or any other matter which would act to reduce Landlord’s award.
20. SUBORDINATION OF LEASE/ATTORNMENT
20.1 Subordination. This Lease is and shall remain subordinate and subject to any mortgage or mortgages which are now or at any time shall be placed upon the freehold interest of Landlord or any part thereof or to any assignment of the interest of Landlord in this Lease. Tenant agrees to execute and deliver to Landlord within twenty (20) days following the date of any written request, without cost, any instrument which may be deemed necessary by Landlord to further effect the subordination of this Lease to any such mortgage, mortgages or assignments, except that such instrument shall provide that, so long as Tenant is not in default hereunder, its possession will not be disturbed (including by relocation) nor will its leasehold interest be divested.
20.2 Attornment. In the event of a foreclosure of any such mortgage, Tenant hereby agrees that this Lease shall not terminate by reason thereof, and Tenant further agrees to attorn to and to recognize as Landlord hereunder the mortgagee, or any purchaser at a foreclosure sale or any purchaser of the Leased Premises in lieu thereof, for the balance of the term of this Lease, subject to all the terms and provisions hereof provided, however, any such mortgagee or purchaser which shall become the Landlord hereunder shall not be:
20.2.1 liable for any act or omission of Landlord,
20.2.2 subject to any offsets or defenses which Tenant might have against Landlord,
20.2.3 bound by any rent or additional rent which Tenant may have paid to Landlord for more than the current month, or
20.2.4 bound by any amendment or modifications of this Lease made without its consent.

21. ESTOPPEL CERTIFICATE/REPORTING REQUIREMENTS
21.1 Estoppel Certificate. Tenant shall, at any time and from time to time, within twenty (20) days following the date of any written request from Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate substantially in the form attached hereto as Exhibit E, or such other form as may be reasonably requested by any ground lessor, purchaser or lender. Any such statement may be relied upon by any ground lessor or prospective purchaser or mortgagee of all or any part of the Leased Premises. Tenant’s failure to deliver such statement within said twenty (20) day period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord’s performance hereunder.
22. ENVIRONMENTAL MATTERS
22.1 Definitions. For purposes of this Lease as used herein:
22.1.1 The term “Environmental Laws” shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, interstate compacts, or judicial or administrative decrees, orders, decisions, or permits relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into the environment otherwise relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such pollutants, contaminants or Hazardous Substances, including, without limitation, the following statutes, as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date, including without limitation all comparable statutes, regulations, and interpretations by the Commonwealth of Pennsylvania: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”); the Clean Air Act, 42 USC §7401 et seq., as amended; the Resource Conservation and Recovery Act, 42 USC §6901 et seq., as amended (“RCRA”); the Safe Drinking Water Act, 42 USC §300f et seq., as amended; the Toxic Substance Control Act, 15 USC §2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the National Environmental Policy Act 42 U.S.C. §4321 et seq., as amended; the Hazardous Substances Cleanup Act, 35 Pa. C.S.A. §6020.101 et seq., as amended (“HSCA”); the Clean Streams Law, 35 Pa. C.S.A. §691.1 et seq., as amended; the Solid Waste Management Act, 35 Pa. C.S.A. §6018.101 et seq., as amended; and the Pennsylvania Storage Tank and Spill Prevention Act, 35 PS §6021.101 et seq., as amended; and
22.1.2 The term “Hazardous Substance” shall mean any and all elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as “Hazardous Substances” under CERCLA or HSCA and all comparable statutes and regulations, and any used or unused petroleum or petroleum products.
22.2 Tenant’s Obligations. Tenant shall:
22.2.1 Not cause or permit its agents, employees, invitees, contractors or any subtenant, or occupant, to (a) cause any Hazardous Substance to be placed, held, located, released, spilled, transported or disposed of on, under, at or from the Building, Leased Premises or any real estate contiguous thereto in contravention of any Environmental Laws, (b) otherwise violate any Environmental Laws, or (c) engage in any activity that could result in any liability, cost or expense to any such agent, employee, invitee, contractor, subtenant, or occupant, Tenant, Landlord or any other owner of the Leased Premises or any portion thereof or the creation of a lien on the Leased Premises under any Environmental Laws or under any similar applicable law or regulation;
22.2.2 Except with respect to conditions existing as of the Commencement Date, contain at or remove from the Leased Premises or perform any other remedial action regarding any Hazardous Substance, at Tenant’s sole cost and expense, if, as and when such containment, removal or other remedial action is required under any Legal Requirement and, whether or not so required, perform any containment, removal or remediation of any kind of any Hazardous Substance in compliance with all Legal Requirements;
22.2.3 Provide Landlord with written notice (and a copy as may be applicable) of any of the following within ten (10) days thereof; (a) Tenant’s obtaining actual knowledge or notice of any kind of the presence, or any actual or threatened release, of any Hazardous Substance on, under, at or from the Leased Premises not authorized or permitted under Environmental Laws; (b) Tenant’s receipt or submission, or Tenant’s obtaining actual knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local government or quasigovernmental authority regarding any Hazardous Substance or any violation of Environmental Laws in any way materially, adversely affecting the Leased Premises; or (c) Tenant’s obtaining actual knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasigovernmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Hazardous Substance on, under, at or from the Leased Premises, or of the recording of any lien on the Leased Premises in connection with any such action or Hazardous Substance on, under or at the Leased Premises; and
22.2.4 Except with respect to conditions existing as of the date hereof and except for, and to the extent of, Landlord’s negligence or willful misconduct, defend all actions against the Landlord and pay, protect, indemnify and save harmless the Landlord from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from Tenant’s failure to comply with this Section 22. The indemnity contained in this Section 22 shall survive the expiration or earlier termination of this Lease with respect to the obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such expiration or earlier termination.
22.2.5 Landlord shall defend, indemnify and save Tenant harmless from and against any injuries, claims, accidents, damages, liabilities, costs and expenses (include reasonable attorney’s fees) caused as a result of hazardous substances or materials on the Leased Premises which were not introduced by Tenant. This provision shall survive the expiration or termination of this Lease.

23. MISCELLANEOUS
23.1 Force Majeure. In the event that either party shall be delayed or hindered in, or prevented from, the performance of any work, service or other acts required under this Lease to be performed by the party and such delay or hindrance is due to strikes, lockouts, labor disputes that prohibit or impede the performance by Landlord or Tenant, inability to obtain materials, acts of God, governmental actions, inactions or laws, regulations or restrictions, enemy act, terrorist act, civil commotion, fire or other casualty, or other causes of a like nature beyond the control of the party so delayed or hindered, then performance of such work, service or other act shall be excused for a period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute a termination of this Lease. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Rent and Additional Rent, after the commencement of the Term. Written notice of any such delays, other than temporary or emergency interruptions, shall be given to the other party as well as written notice of the cessation of the same.
23.2 Quiet Enjoyment. If Tenant shall pay the Rent and perform all its other obligations hereunder, Landlord covenants that Tenant shall, during the term hereof, enjoy quiet and peaceable possession of the Leased Premises.
23.3 Non-Waiver by Landlord. No obligation, term, covenant, condition, or agreement in this Lease (collectively, “Obligation”) shall be deemed waived by Landlord unless such waiver is in writing and signed by Landlord. No waiver of any Obligation by Landlord will imply or constitute the further waiver of that or any other Obligation. The failure of Landlord to (i) seek redress for the breach of, or default in, or (ii) insist upon the strict performance of any Obligation or of any of the rules and regulations set forth herein or hereinafter adopted by Landlord, shall not be deemed a waiver of any rights or remedies Landlord may have, and shall not be deemed a waiver of any subsequent breach of, or default in, such Obligation or such rules and regulations.
23.4 No Acceptance of Surrender. No act or thing done by Landlord or Landlord’s agents during the Term will be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept a surrender will be valid unless in writing, signed by Landlord. The delivery of Tenant’s keys to any employee or agent of Landlord will not constitute a termination of this Lease unless Landlord has entered into a written agreement to that effect.
23.5 No Waiver of Payment. No payment by Tenant, nor receipt by Landlord, of a lesser amount than the Rent or other charges stipulated in this Lease will be deemed to be anything other than a payment on account of the earliest Rent. No endorsement or statement on any check, or any letter accompanying any check or payment as Rent, will be deemed an accord and satisfaction. Landlord will accept the check for payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy available to Landlord.
23.6 Brokers. Landlord and Tenant each represent and warrant to the other that no broker has been employed in carrying on any negotiations relating to this Lease. Further, in the event that the Term of this Lease is extended and Tenant engages a broker at or prior to the time of the exercise of such extension by Tenant, Tenant shall be solely responsible for any leasing commission payable to such broker. Each party shall indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of its brokerage obligations described above or from any breach of the foregoing representation and warranty.
23.8 Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of the laws of conflicts thereof. SHOULD ANY DISPUTE ARISE HEREUNDER, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY AND FURTHER CONSENT TO THE JURISDICTION AND VENUE OF ANY ACTION TO BE IN THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY, PENNSYLVANIA.
23.9 Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.
23.10 Interpretation. As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean to include any other gender.
23.11 Entire Agreement; Amendment. This Lease and all of the Exhibits forming a part hereof, all incorporated herein by this reference, constitute the complete and entire statement of the agreement between the Parties with respect to the Leased Premises, and supersedes all prior communications, understandings, proposals, negotiations, agreements, commitments and representations, either oral or written, between the parties with respect thereto, including, without limitation, the Original Lease and all amendment thereto. No modification of the terms hereof shall be binding unless set forth in a writing signed by both parties hereto.
23.12 Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Lease must be in writing and shall be deemed to have been given (a) when personally delivered, (b) one business day following prepaid deposit with any nationally recognized overnight carrier which routinely issues receipts for delivery, (c) two business days following deposit in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, or (d) upon sending party’s receipt of facsimile confirmation of notice sent thereby, provided that such notice sent by facsimile also be sent by, certified mail as set forth in (c), in any case addressed to the party for whom it is intended at its address set forth below.
Landlord:
Regional Industrial Development Corporation of Southwestern Pennsylvania
425 Sixth Avenue, Suite 500
Pittsburgh, PA 15219
Attention: President

Telecopier No. 412-471-1740
Tenant:
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024
Attention: Sara M. Antol, General Counsel and Corporate Secretary
Telecopier No. 412-820-1539
Landlord or Tenant each shall have the right to change its address or telecopier number by giving to the other party ten (10) days’ prior written notice of such change to the other party in the manner set forth in this Section 23.12.
23.13 Successors and Assigns. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the parties hereto, their successors and permitted assigns; provided, however that no rights shall inure to the benefit of any successor of Tenant, unless Landlord’s written consent for the transfer to such successor has first been obtained as herein provided.
23.14 Captions. The captions in this Lease are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or the interpretation or construction hereof.
23.15 Lease Not an Offer. The submission of this Lease to Tenant shall not be construed (i) as an offer or (ii) as a reservation of or an option for lease, nor shall the Tenant have any rights with respect thereto unless and until Landlord shall execute a copy of this Lease and deliver the same to Tenant.
23.16 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Lease shall become effective when one or more counterparts have been signed by Tenant and delivered to the Landlord and one or more counterparts have been signed by the Landlord and delivered to Tenant.
[SIGNATURE PAGE FOLLOWS]

WITNESS the due execution hereof on the day and year first above written.

Witness:	LANDLORD:

REGIONAL INDUSTRIAL DEVELOPMENT CORPORATION OF SOUTHWESTERN PENNSYLVANIA

/s/ Bobbie Snowball	By:	/s/ William E. Burroughs

Print Name: Bobbie Snowball	Print Name: William E. Burroughs
Title: Leasing Manager	Title: Vice President

Witness:	TENANT:

TOLLGRADE COMMUNICATIONS, INC.

/s/ Alex DelVecchio	By:	/s/ Sara M. Antol

Print Name: Alex DelVecchio	Print Name: Sara M. Antol
Title: Corporate Attorney	Title: General Counsel and Secretary

EXHIBIT A
LEGAL DESCRIPTION OF LEASED PREMISES
[LEGAL DESCRIPTION OF LEASED PREMISES]

EXHIBIT B
DRAWING OF LEASED PREMISES
[DRAWING OF LEASED PREMISES]

EXHIBIT C
CAPITAL ITEMS
Pavement and Catch Basins
Landlord acknowledges that certain paved areas surrounding the Leased Premises are in need of removal and complete replacement. Landlord previously provided Tenant with a sketch, attached hereto as Exhibit C-1, which depicts the different areas of parking lot and roadways which serve the Leased Premises. Landlord has determined that pavement areas “A” and “B” have severely deteriorated and are in need of removal and replacement. Area A extends from Nixon Road along the entire west side of the Building and connects to Area B, which includes all paved areas at the north side of the Building. In addition, the catch basins located on the Leased Premises have begun to collapse and, therefore, are in need of inspection and repair. Landlord represents that only superficial repairs (e.g., crack filling and patching) have been made to the aforesaid pavement areas and catch basins since 2000. As per this Lease, Landlord assumes the entire cost of the removal and replacement of pavement areas depicted on Exhibit C-1 as well as the catch basins and acknowledges and agrees that; (1) Tenant shall only be responsible for making superficial repairs of the nature previously performed by Landlord to both the pavement and catch basins during the Term; (2) that it will accept the condition of the pavement and catch basins “as-is” at the expiration or termination of this Lease; and (3) should the replacement of the pavement areas and catch basins become necessary during the Term, Landlord shall have the option but not the obligation to cause the same to be completed.
Overhead Roll-up Door
Landlord acknowledges that an 8’ x 10’ overhead roll-up door located at the northeast corner of the Building has failed and that it is in need of replacement. Under the terms of the Original Lease, Landlord agreed to contribute fifty percent (50%) of the cost to replace exterior, steel doors throughout the Building that had deteriorated. Notwithstanding Tenant’s maintenance obligations set forth in this Lease, Landlord shall contribute fifty percent (50%) of the cost to replace, in kind, the 8’ x 10’ roll-up door.
Structural Defects
Landlord acknowledges that the Building contains certain unremedied structural defects which are described in that certain structural engineering report issued to Tenant by L.D. Astorino Companies dated March 29, 2001 (the “Report”), a copy of which Landlord acknowledges having received from Tenant. Specifically, the defects that have been identified are as follows:

Roof Joist Bearing on Masonry Walls
In 1995, Tenant reported to Landlord that masonry block units on the exterior masonry walls cracked and fell into the interior of the Building. Corrective action was taken by Landlord to remedy the situation in which roof joist bearing plates spanned across control/expansion joints. However, the Report recommended that all joist bearing locations be inspected to ensure that cells of all bearing blocks (3 courses) are grouted solid and that all bearing blocks are free from cracks and rotation. Landlord acknowledges that such an inspection has not taken place as of the date of execution of this Lease. At Landlord’s option, Landlord will cause an inspection to occur within six (6) months of such date. To the extent that such inspection indicates that corrective actions are necessary, Landlord shall be responsible for such corrective actions.
Wall Cracked at Northwest Corner of High Bay
Landlord acknowledges that significant cracking has occurred in the masonry wall and foundation pier at the northwest corner of the Building. The Report assumed that the cracks have occurred due to differential settlement of the foundation. The structural engineer recommended that the cracks in the masonry wall be filled and that a “telltale” device be installed to determine whether settlement is still active. Landlord acknowledges that the Tenant previously communicated this recommendation but Landlord has elected not to follow such recommendation as of the date of this Lease.
Water/Moisture Migration in Single Wythe Masonry Walls
Landlord acknowledges that concrete masonry walls are not impervious to water and that the masonry block used in the Building has been found and is known to be porous and that the Report recommended, at a minimum, to apply a masonry water repellant/stain to the masonry walls of the Building to prevent moisture from migrating into the block and wicking into the interior face. Landlord further acknowledges that Tenant has observed moisture on the interior of the block and that signs of efflorescence/moisture migration exist along the below-grade portions of masonry walls. Landlord further acknowledges that this condition may cause paint to fail and that it may facilitate Mold growth and/or Mold Conditions. In addition, Landlord acknowledges that all control/expansion joints along the entire perimeter of the Building need to be re-caulked.
HVAC Capital Items
Landlord acknowledges that there are two (2) remaining HVAC units that have not been replaced in accordance with the terms of the Original Lease. As such, these units are the property of the Landlord and they shall be replaced by the Landlord, at its sole cost and expense when they reach the end of their useful lives. Tenant shall continue to maintain/repair these units but Landlord shall replace the units if the cost to maintain/repair either unit exceeds Four Thousand Dollars and No Cents ($4,000.00). The two (2) units serve the second floor of the Building and their respective unit numbers, model numbers, and serial numbers are as follows:

Unit ID #	Manufacturer	Model Number	Serial Number
Unit #8	American Standard	ych120ayk0aa	g17143054d
Unit#10	American Standard	ych120ayk0aa	f17143060d
In accordance with the terms and conditions of this Lease, Landlord acknowledges and agrees that it is solely responsible for the repair and remediation of the items described on this Exhibit C together with any and all un-matured and latent defects related thereto and further acknowledges that Tenant shall have no liability whatsoever with respect thereto.

EXHIBIT D
RULES AND REGULATIONS
1.	Tenant shall not place anything, or allow anything to be placed on the glass of any window, door, partition or wall which may, in Landlord’s reasonable judgment, appear unsightly from the outside of the Building.
2.	The Building directory, if any, shall be used by Landlord to display names and locations of tenants in the Building. No tenant shall use or make any changes to such directories without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.
3.	Tenant shall not allow pallets, crates, and any other debris or material to accumulate on or around the Leased Premises and / or loading docks so that in the Landlord’s reasonable judgment, an unsightly appearance is created.
4.	The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Leased Premises, unless Tenant is the sole occupant of the Building. Tenant shall lend its full reasonable cooperation to keep such areas free from all obstruction and in a clean and orderly condition and shall move all supplies, furniture and equipment as soon as received directly to the Leased Premises and move all such items and waste being taken from the Leased Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal from there.
5.	Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Building except to maintain any apparatus Tenant has installed on the roof.
6.	The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.
7.	Tenant shall not use the Leased Premises for housing, lodging or sleeping purposes. Tenant shall not occupy or use the Leased Premises or permit the Leased Premises to be occupied or used for any purpose, act or thing which is in violation of any governmental requirement or which may be dangerous to persons or property.
8.	Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Leased Premises in any manner without prior written consent from Landlord, which consent shall not be unreasonably withheld or delayed.
9.	Tenant shall cooperate fully with Landlord to assure the most effective operation of the Leased Premises’ heating and air conditioning.
10.	Tenant assumes full responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed and secured.

11.	No animals or pets shall be allowed in the Leased Premises, halls, freight docks, or any other parts of the Building except for certified assistance animals for the disabled.
12.	Tenant shall not make or permit any unreasonable noise, vibration or odor to emanate from the Leased Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building or Landlord.
13.	Tenant acknowledges that Building security problems may occur which may require the employment of security measures in the day-to-day operation of the Building. Tenant agrees that it and its employees will cooperate fully with Landlord in the implementation of any and all reasonable security procedures.
14.	Tenant shall not disturb the quiet enjoyment of any other tenant.
15.	Landlord may retain a pass key to the Leased Premises and be allowed admittance thereto at all times to enable its representatives to examine the Leased Premises from time to time; provided, however, that Landlord shall at all times maintain the confidentiality of all information obtained and observations made during such examinations.
16.	Up to six (6) months prior to lease termination Landlord shall have the right to place and keep on the windows and doors of the Leased Premises signs advertising the Leased Premises for rent.
17.	Tenant shall not overload any floors in the Leased Premises or any public corridors or elevators in the Building.
18.	Only business identification signs shall be permitted to be mounted on the main façade of the building. No billboard or similar advertising signs will be permitted. All signs will be of a permanent quality and will be mounted in a fashion which will not materially affect the integrity of the building structure, face brick or metal siding. No flashing, animated or glaring signs will be permitted. Sign copy will be restricted to company name and logo.
19.	All exterior signs installed by Tenant must comply with all Laws and must be approved by Landlord.
20.	Whenever Landlord’s consent, approval, or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance and in writing, such consent or approval may be granted or withheld only in Landlord’s reasonable discretion, and Landlord’s satisfaction shall be determined in its sole but reasonable judgment.

EXHIBIT E
TENANT LEASE ESTOPPEL CERTIFICATE

Tenant:

Landlord:	Regional Industrial Development Corporation of Southwestern Pennsylvania

Lease Date:

Building:

Leased Premises:
     The undersigned Tenant of the above Lease (including all amendments thereto as noted) hereby certifies to Landlord that the foregoing and following information is accurate:
     1. That the Term of the Lease commenced on                                         , and the Tenant is in full and complete possession of the Leased Premises and has commenced full occupancy and use of the Leased Premises, such possession having been delivered by the Landlord and having been accepted by the Tenant.
     2. That all obligations and conditions under said Lease to be performed to date by Landlord or Tenant have been satisfied, free of defenses and set-offs, including all construction work in the Leased Premises and any payments required in connection therewith, except as follows:                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                             .
     3. That the current month’s rental amount is $                                         for Base Rent and $                                         for Additional Rent.
     4. That no security deposit, advance rental or other payment has been made in connection with the Lease, except rental for the current month, and all rental has been paid to and including                                         .
     5. That the Lease is a valid lease and in full force and effect and represents the entire agreement between the parties; that there is no existing default on the part of the Landlord or the Tenant in any of the terms and conditions thereof and no event has occurred which, with the passing of time or giving of notice or both, would constitute an event of default; and that said lease has: (initial one)
          (   ) not been amended, modified, supplemented, extended, renewed or assigned.

           (    ) been amended, modified, supplemented, extended, renewed or assigned as follows:                                                                                                                                                                                                                                                                                                                                                                                   .
     6. That the Lease provides for lease renewal options (Yes ___No ___) under terms as follows:                                                                                                                                                                                                                                                                                                                                                                                  .
     7. That the Term of the current lease period terminates                                         .
     8. That there are no actions, voluntary or involuntary, pending against the Tenant under the bankruptcy laws of the United States or any state thereof.
     9. That this certification is made knowing that the Landlord, its lenders, successors and/or assigns is relying upon the representations herein made.

TENANT

Attest/Witness:

By:

Print Name:	Print Name:

Title:	Title: